                                   Exhibit 4

                           Agreement To File Jointly


The undersigned hereby agrees as follows:

          (i) Each of them is individually eligible to use the Schedule 13D to which this Exhibit is attached, and such Schedule 13D if filed on behalf of each of them; and

          (ii) Each of them is responsible for the timely filing of such
Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other person making the filing, unless such person knows or has reason to believe that such information is inaccurate.

          (iii) This agreement may be signed in two or more counterparts, each of which, when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

                          Dated: October 29, 1999

                          Asea Brown Boveri Atkiengesellschaft



                          By:  /s/ Rudolf Zimmerman
                          Name / Title: Rudolf Zimmerman, Senior Vice
                          President

                          By:  /s/ Andreas Hartmann
                          Name / Title: Andreas Hartmann, Vice President


                          Asea Brown Boveri Inc.



                          By: /s/ E. Barry Lyon
                             ____________________________
                          Name / Title: E. Barry Lyon/Assistant General Counsel


                          ABB Group Ltd


                          By:  /s/ Beat Hess
                             ____________________________
                          Name / Title: Beat Hess, Senior Vice President


                          By:  /s/ Alfred Storck
                             ____________________________
                          Name / Title: Alfred Storck, Senior Vice President